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Free Writing Prospectus dated October 23, 2007	Filed Pursuant to Rule 433(d)
Registration Statement No. 333 - 132732
October 23, 2007

Diageo Capital plc
US$1,000,000,000 5.75% Notes due 2017
US$500,000,000 5.20% Notes due 2013
Guaranteed as to the payment of Principal and Interest by
Diageo plc

Final Term Sheet

The 2017 Notes:

Issuer:	Diageo Capital plc
Guarantor:	Diageo plc
Security:	5.75% Notes due 2017
Format:	SEC Registered
Face Amount:	U.S.$1,000,000,000
Net Proceeds:	U.S.$995,580,000
Minimum Denomination:	U.S.$1,000
Day Count:	30/360
Reoffer Price:	99.888%
Reoffer Yield:	5.765%
Coupon:	5.75%
Underlying Treasury:	4.750% due August 2017
Treasury Yield:	4.395%
Spread:	1.37%
Settlement Date:	October 26, 2007
Maturity Date:	October 23, 2017
Interest Payment Dates:	April 23 and October 23, commencing April 23, 2008
Business Days:	New York/London
Optional Make-Whole Redemption:	The greater of 100% of face amount or present value at a discount rate of Treasury plus 20 bps
Use of Proceeds:	General corporate purposes
Joint Bookrunners:	Banc of America Securities LLC; Citigroup Global Markets Inc.; Morgan Stanley & Co. Incorporated
Co-Managers:	HSBC Securities (USA) Inc.; Greenwich Capital Markets, Inc.
Expected Rating:	Moodys: A3/S&P: A-/Fitch: A
Expected Listing:	NYSE (expected within 30 days after Settlement Date)

The 2013 Notes:

Issuer:	Diageo Capital plc
Guarantor:	Diageo plc
Security:	5.20% Notes due 2013
Format:	SEC Registered
Face Amount:	U.S.$500,000,000
Net Proceeds:	U.S.$498,380,000
Minimum Denomination:	U.S.$1,000
Day Count:	30/360
Reoffer Price:	99.906%
Reoffer Yield:	5.215%
Coupon:	5.20%
Underlying Treasury:	4.250% due September 2012
Treasury Yield:	4.045%
Spread:	1.17%
Settlement Date:	October 26, 2007
Maturity Date:	January 30, 2013
Interest Payment Dates:	July 30 and January 30, commencing July 30, 2008
Optional Make-Whole Redemption:	The greater of 100% of face amount or present value at a discount rate of Treasury plus 15 bps
Use of Proceeds:	General corporate purposes
Joint Bookrunners:	Banc of America Securities LLC; Citigroup Global Markets Inc.; Morgan Stanley & Co. Incorporated
Co-Managers:	HSBC Securities (USA) Inc.; Greenwich Capital Markets, Inc.
Expected Rating:	Moodys: A3/S&P: A-/Fitch: A
Expected Listing:	NYSE (expected within 30 days after Settlement Date)

        This document includes disclosure about Diageo's debt rating. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organisation. Each rating should be evaluated independently of any other rating.

        Diageo has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Diageo has filed with the SEC for more complete information about Diageo and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Diageo, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc at 1 877 858 5407.

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Diageo Capital plc US$1,000,000,000 5.75% Notes due 2017 US$500,000,000 5.20% Notes due 2013 Guaranteed as to the payment of Principal and Interest by Diageo plc Final Term Sheet